EXHIBIT 99.1

                                    Union
                                 Bankshares
                                    Inc.

                              December 31, 2002
                                   Company
                                  Overview

---------
Amex: UNB


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                               Company Profile

Union Bankshares, Inc (UNB) is the corporate parent of Citizens Savings Bank & Trust Company, and Union Bank, which operate 12 branches throughout Northern Vermont. The Company expects to merge its two subsidiary banks on or about May 16, 2003 in an effort to further enhance efficiencies, products, and services. The market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans, and earnings on other investments. The Company provides a variety of financial services to individuals and corporate customers through its branches, ATM's, telebanking and internet banking systems.

Business Strategy
Union Bankshares promotes personal service and expertise within the communities it serves, and focuses on small to middle market business and residential customers, underserved by larger institutions. To leverage its local expertise, Union Bankshares continues to enhance its niche capabilities and focuses on expanding to additional rural communities in Vermont.


Stock Information
Symbol: UNB
Stock Exchange: American Stock Exchange
UNB Price on 12/31/02: $ 24.74
Shares Issued and Outstanding on 12/31/02: 3,030,057


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                            Financial Highlights

(Dollars in thousands, except per share data.)


                             31-Dec-02     31-Dec-01     % Change
Total Assets                 $343,492      $337,475          2%
Total Deposits                293,004       285,722          3%
Net Loans                     255,907       250,943          2%
Stockholders' Equity           39,169        37,215          5%
Net Income                      5,180         4,832          7%

Earnings Per Share               1.71          1.59          8%
Cash Dividend Per Share          1.14          1.06          8%
Book Value Per Share            12.93         12.29          5%


[CHART]

[CHART]


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                              Stock Performance

[CHART]

Cash Dividends Paid Per Share

2000      $0.98
2001      $1.06
2002      $1.14

Dividend Yield

(Based on period-end prices since listing date)

2000      5.68%
2001      4.56%
2002      4.61%

Total Return

(Price return plus dividend income as of December 31, 2002)

1 Year      11.31%

Stock Price Per Share


                   High        Low         Close     Dividend
1st Qtr 2002      $23.00      $21.00      $22.80      $0.28
2nd Qtr 2002      $24.50      $22.20      $23.00      $0.28
3rd Qtr 2002      $23.50      $22.00      $22.25      $0.28
4th Qtr 2002      $26.20      $21.40      $24.74      $0.30



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                            Investment Attributes

   * Assets have grown 26% from $273 million to $343 million over the last five years

   * Deposits have grown 23% from $239 million to $293 million during the last five years

   *  Record earnings in 2002

   *  Strong dividend history and return

   *  In-house underwriting of loan portfolio

   *  Serving a solid customer base with planned expansion

   * Ten directors and officers beneficially own approximately 30% of the shares outstanding

   * Named to 150 Best-Performing Publicly Traded Banking Companies in 2000 by American Banker

   * Union Bank is a U.S. SBA preferred lender and was rated "most small-business friendly bank in Vermont" five of last six years


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                                More Investor
                            Relations Information

  For the most up-to-date Investor Relation Information, visit Union Bank's website at www.unionbankvt.com


      For Further Information contact:
      Kenneth D. Gibbons
      President
      Union Bankshares, Inc.
      P.O. Box 667
      Morrisville, VT 05661-0667
      Phone: (802) 888-6600
      E-mail: ubexec@together.net


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